NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: February 3, 2004 CONTACT: Darwin L. Stump

(304) 842-3597

http://www.petd.com

PDC Announces Purchase of Additional Wells in Colorado

BRIDGEPORT, W. Va. - Petroleum Development Corporation (NASDAQ/NMS: PETD) today announced it closed a purchase of natural gas properties from Cogeneration Holdings LLC, a joint venture owned by Kinder Morgan, Inc. and American Electric Power, Inc.  The purchase price is $6.0 Million Dollars. The Company will fund the purchase through its existing bank financing facility.

The Denver-Julesburg Basin property is located in Yuma and Kit Carson Counties, Colorado and Cheyenne County, Kansas. The acquisition consists of an average 75% working interest in 77 producing Niobrara wells, 100% interest in 16 shut-in Niobrara wells, over 100,000 acres of leasehold, a gas gathering pipeline system and access to seismic data.

The purchase includes approximately 4.5 billion cubic feet equivalent (Bcfe) of proved developed producing (PDP) and proved developed non producing (PDNP) reserves and is estimated to add approximately 1.25 MMcfe per day of natural gas production.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies in 2003. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597